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                                                                Exhibit 99.4



                        LIBERTY FINANCIAL COMPANIES, INC.
                          NOTES TO PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS
           For the Sale of the Annuity and Asset Management Businesses
                                   (unaudited)

1) Represents the aggregate purchase price from the sales of the annuity and asset management businesses. Estimated income taxes payable of $369 million have been included in other liabilities.

2) Represents the estimated liability related to the cancellation of employee stock options, net of estimated income taxes of $12.0 million.

3) Represents the estimated liability for transaction costs associated with the sales of the annuity and asset management businesses, net of estimated reimbursements by the purchasers and estimated income taxes of $7.4 million. Related transaction costs for the nine months ended September 30, 2001 was $20.7 million with a tax benefit of $8.3 million.

4) Represents the estimated liability related to the retention plans for employees of the asset management business and corporate headquarters, net of estimated income taxes of $30.6 million.

5) Represents the payoff of notes payable, related accrued interest and the estimated liability for costs associated with tendering the debt, net of estimated income taxes of $7.8 million. The related unamortized debt underwriting discount of $3.8 million is written off upon payoff of the notes. Related interest expense for the nine months ended September 30, 2001 was $24.1 million with a tax benefit of $9.6 million. Related interest expense for the year ended December 31, 2000 was $32.1 million with a tax benefit of $12.8 million.

6) Represents the payoff of notes payable to affiliates and the related accrued interest of $8.9 million. Related interest expense for the nine months ended September 30, 2001 was $13.4 million with a tax benefit of $5.4 million. Related interest expense for the year ended December 31, 2000 was $4.6 million with a tax benefit of $1.8 million.

7) Includes pro forma retained earnings increase of $201.7 million for an after tax gain on the sale of the annuity and asset management businesses, the estimated costs related to the cancellation of stock options and the retention plans for employees of corporate headquarters, the payoff of all notes payable and the associated costs. This amount is not reflected in the pro forma condensed consolidated statement of operations.

8) Historical Private Capital Management (PCM) reflects the revenues and expenses of PCM, a division of Stein Roe & Farnham Incorporated, and the related gain on the December 29, 2000 sale of PCM.